CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 7, 1997 on the consolidated financial statements and schedules of IDS Life Insurance Company and our report dated March 21, 1997 on the financial statements of IDS Life Variable Life Separate Account for Flexible Premium Survivorship Variable Life Insurance (comprising, respectively, the U, V, W, X, Y, IL, FGI and FNO subaccounts) in Post-Effective Amendment No. 2 to the Registration Statement (Form S-6, No. 33-62457) and related Prospectus for the registration of the Flexible Premium Survivorship Variable Life Insurance Policy to be offered by IDS Life Insurance Company.



Ernst & Young LLP
Minneapolis, Minnesota
April 25, 1997